EXHIBIT (4)(ss)

                                [GRAPHIC OMITTED]
                         ANNUITY INVESTORS(SERVICEMARK)
                             LIFE INSURANCE COMPANY

                            A Stock Insurance Company
           Domicile Address: 580 Walnut Street, Cincinnati, Ohio 45202
                             Administrative Office:
                   P. O. Box 5423, Cincinnati, Ohio 45201-5423


         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT


                     TWENTY DAY EXAMINATION-RIGHT TO CANCEL

   You may cancel this contract ("Contract") by returning it and giving us written notice of cancellation. You have until midnight of the twentieth day following the date you receive this Contract. This Contract must be returned to us and the required notice must be given in person, or to the agent who sold it to you, or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If you cancel this Contract as set forth above, the Contract will be void and we will refund the Purchase Payments, plus or minus any investment gains or losses under the Contract, and less the bonus amounts credited to the Purchase Payments, as of the end of the Valuation Period during which the returned Contract is received by the Company, or as otherwise required by law.


   As you read through this Contract, please note that the words "we", "us", "our", and "Company" refer to Annuity Investors Life Insurance Company. The words "you" and "your" refer to the Owner, including any joint owner.


   This is a deferred variable annuity contract. It is a legally binding agreement between you and us.


                             PLEASE READ YOUR CONTRACT WITH CARE.


          /s/ Betty Kasproniz                    /s/ James M. Martensen
          ASSISTANT SECRETARY                    EXECUTIVE VICE PRESIDENT


                         Nonparticipating - No Dividends
                                NON-TAX-QUALIFIED


BENEFIT PAYMENTS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT.

                             CONTRACT SPECIFICATIONS
                             -----------------------

OWNER:           JOHN DOE

AGE OF OWNER AS OF CONTRACT EFFECTIVE DATE: 35

[JOINT OWNER:]

[AGE OF JOINT OWNER AS OF CONTRACT EFFECTIVE DATE:]

ANNUITANT:

[AGE OF ANNUITANT AS OF CONTRACT EFFECTIVE DATE:]

CONTRACT NUMBER:             000000000

CONTRACT EFFECTIVE DATE:     APRIL 01, 1996

ANNUITY COMMENCEMENT DATE:   APRIL 01, 2031

PURCHASE PAYMENT BONUS RATE: [3%]


--------------------------------------------------------------------------------
SEPARATE ACCOUNT: Annuity Investors Variable Account B
----------------

Following is a list of the currently available Funds in which the Separate Account invests:

[Janus Aspen Series Aggressive Growth Portfolio]
[Janus Aspen Series Worldwide Growth Portfolio]
[Janus Aspen Series Balanced Portfolio]
[Janus Aspen Series Growth Portfolio]
[Janus Aspen Series International Growth Portfolio]

[Dreyfus Variable Investment Fund-Capital Appreciation Portfolio] [Dreyfus Variable Investment Fund-Money Market Portfolio]
[Dreyfus Variable Investment Fund-Growth and Income Portfolio]
[Dreyfus Variable  Investment  Fund-Small Cap Portfolio]
[The Dreyfus Socially  Responsible  Growth Fund, Inc.]
[Dreyfus Stock Index Fund]

[Strong Opportunity Fund II, Inc.]
[Strong Growth Fund II]

[INVESCO VIF-Industrial Income Fund]
[INVESCO VIF-Total Return Fund]
[INVESCO VIF- High Yield Fund]

[Morgan Stanley Universal Funds Inc. U.S. Real Estate Portfolio]
[Morgan Stanley Universal Funds Inc. Value Portfolio]
[Morgan Stanley Universal Funds Inc. Emerging Markets Equity Portfolio] [Morgan Stanley Universal Funds Inc. Fixed Income Portfolio]
[Morgan Stanley Universal Funds Inc. Mid-Cap Value Portfolio]

[Pilgrim Baxter PBHG Insurance Series Fund, Inc.-Growth II Fund]
[Pilgrim Baxter PBHG Insurance Series Fund, Inc.-Large Cap Growth Fund] [Pilgrim Baxter PBHG Insurance Series Fund, Inc.-Technology & Communications
   Fund]

FIXED ACCOUNT:

Following is a list of the currently available Fixed Account options, with guarantee periods as may be applicable:

Fixed Accumulation Account Option
[Fixed Account Option One-Year Guarantee Period]
[Fixed Account Option Three-Year Guarantee Period]
[Fixed Account Option Five-Year Guarantee Period]
[Fixed Account Option Seven-Year Guarantee Period]

The guaranteed rate of interest for the Fixed Account options is three percent (3%) per year, compounded annually.

TRANSFER FEE:  [$25] per transfer in excess of twelve (12) in any Contract Year.

CONTINGENT DEFERRED SALES CHARGE: An amount deducted on each partial or full surrender of a Purchase Payment, as follows:

  NUMBER OF FULL YEARS ELAPSED BETWEEN    CONTINGENT DEFERRED SALES CHARGE AS
   THE DATE OF RECEIPT OF A PURCHASE         A PERCENTAGE OF THE ASSOCIATED
  PAYMENT AND DATE WRITTEN REQUEST FOR        PURCHASE PAYMENT SURRENDERED
         SURRENDER IS RECEIVED
 --------------------------------------- ---------------------------------------
                   0                                       8%
                   1                                       8%
                   2                                       8%
                   3                                       7%
                   4                                       6%
                   5                                       5%
                   6                                       3%
                   7                                       2%
                   8+                                      0%

Please see the SURRENDERS section of this Contract for additional information.

FREE WITHDRAWAL PRIVILEGE:
--------------------------

         CONTRACT YEAR           APPLICABLE PERCENTAGE
         -------------           ---------------------
         1                       10% of all Purchase Payments received

         2 and thereafter        Greater  of: (a)  Accumulated  Earnings;
                                     or (b) 10% of  Account  Value  as of
                                     last Contract Anniversary

Please see the SURRENDERS section of this Contract for additional information.

CONTRACT MAINTENANCE FEE: [$30] Annually

MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.25%] of the daily Net Asset Value of the Sub-Accounts.

ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.15%] of the daily Net Asset Value of the Sub-Accounts.

TERMINATION: We reserve the right to terminate this Contract at any time the Surrender Value is less than $500. A surrender will be deemed to have been made and we will pay you the Surrender Value of this Contract.

INQUIRIES:        FOR INFORMATION, OR TO MAKE A COMPLAINT, CALL OR WRITE:
----------        -------------------------------------------------------
                  Variable Annuity Service Center
                  Annuity Investors Life Insurance Company
                  Post Office Box 5423
                  Cincinnati, Ohio 45201-5423
                  [1-800-789-6771]

TABLE OF CONTENTS                                                PAGE
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DEFINITIONS.........................................................6


GENERAL PROVISIONS..................................................8

   Entire Contract..................................................8
   Changes -- Waivers...............................................8
   Nonparticipating.................................................8
   Misstatement.....................................................8
   Required Reports.................................................8
   Exclusive Benefit................................................8
   State Law........................................................9
   Claims of Creditors..............................................9
   Company Liability................................................9
   Voting Rights....................................................9
   Incontestability.................................................9
   Discharge of Liability...........................................9
   Transfer By the Company..........................................9

PURCHASE PAYMENTS...................................................9

   Purchase Payments................................................9
   Purchase Payment Bonus...........................................9
   Allocation of Purchase Payments..................................9
   No Termination..................................................10

FIXED ACCOUNT......................................................10

   Fixed Account...................................................10
     Fixed Account Options.........................................10
     Interest Credited.............................................10
     Renewal.......................................................10
   Fixed Account Value.............................................10

SEPARATE ACCOUNT...................................................11

   General Description.............................................11
   Sub-Accounts of the Separate Account............................11
   Valuation of Assets.............................................11
   Variable Account Value..........................................11
   Accumulation Unit Value.........................................13

TRANSFERS..........................................................13


FEES AND CHARGES...................................................14

   Mortality and Expense Risk Charge...............................14
   Administration Charge...........................................14
   Contract Maintenance Fee........................................14

SURRENDERS.........................................................14

   Surrenders......................................................14
   Surrender Value.................................................14
   Contingent Deferred Sales Charge................................15
   Free Withdrawal Privilege.......................................15
   Deferral of Payment.............................................15

OWNERSHIP PROVISIONS...............................................15

   Ownership of Separate Account...................................15
   Owner...........................................................15
   Joint Ownership.................................................15
   Assignment......................................................17
   Transfer of Ownership...........................................17
   Successor Owner.................................................17
   Community Property..............................................17

ANNUITANT PROVISIONS...............................................17

   Annuitant.......................................................17
   Death of Annuitant..............................................17
   Change of Annuitant.............................................19

BENEFICIARY PROVISIONS.............................................19

   Beneficiary.....................................................19
   Change of Beneficiary...........................................19

BENEFIT ON ANNUITY COMMENCEMENT DATE...............................19

   Annuity Commencement Date.......................................19
   Annuity Benefit Payments........................................19
   Form of Annuity Benefit.........................................20

BENEFIT ON DEATH OF OWNER..........................................20

   Death Benefit...................................................20
   Death Benefit Amount............................................21
   Transfers After Death...........................................21
   Death Benefit Commencement Date.................................21
   Form of Death Benefit...........................................21

CONTRACT DISTRIBUTION RULES........................................22

   Rules Before Annuity Commencement Date..........................22
   Rules On or After Annuity Commencement Date.....................22
   Rules On or After Death Benefit Commencement Date...............22

SETTLEMENT OPTIONS.................................................22

   Conditions......................................................22
   Benefit Payments................................................22
   Fixed Dollar Benefit............................................23
   Variable Dollar Benefit.........................................23
   Limitation on Election of Settlement Option.....................23
   Settlement Option Computations..................................24
   Available Settlement Options....................................24
   Settlement Option Tables........................................24

                                   DEFINITIONS

ACCOUNT(S):  The Sub-Account(s) and/or the Fixed Account options.

ACCOUNT VALUE: The aggregate value of your interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of your interest in all Sub-Accounts is the "Variable Account Value," and the value of your interest in all Fixed Account options is the "Fixed Account Value."

ACCUMULATED EARNINGS: The Account Value in excess of Purchase Payments received by us and which have not been returned to you.

ACCUMULATION PERIOD:  The period prior to the applicable Commencement Date.

ACCUMULATION UNIT: A unit of measure used to calculate the value(s) of the Sub-Account(s) prior to the applicable Commencement Date. The value of an Accumulation Unit is referred to as an "Accumulation Unit Value."

ADMINISTRATIVE OFFICE: The home office of the Company or any other place of business which we may designate for administration.

AGE:  Age as of most recent birthday.

ANNUITANT: A natural person whose life is used to determine the duration of annuity payments involving life contingencies.

ANNUITY BENEFIT: Periodic payments under a settlement option, which commence on or after the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made under a settlement option.

BENEFICIARY: A person entitled to the Death Benefit under the Contract upon the death of an Owner. If there is a surviving joint Owner, that person will be deemed the Beneficiary.

BENEFIT PAYMENT: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar
Benefit payments remain constant except under certain joint and survivor settlement options.

BENEFIT PAYMENT PERIOD: The period starting on the Commencement Date during which Benefit Payments are to be made under this Contract.

BENEFIT UNIT: A unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by us. The value of a Benefit Unit is referred to as a "Benefit Unit Value."

CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

COMMENCEMENT DATE: The Annuity Commencement Date if an Annuity Benefit is payable under this Contract, or the Death Benefit Commencement Date if a Death Benefit is payable under this Contract.

CONTRACT ANNIVERSARY:  An annual anniversary of the Contract Effective Date.

CONTRACT EFFECTIVE DATE:  The date shown on the Contract Specifications page.

CONTRACT YEAR: Any period of twelve (12) consecutive months, commencing on the Contract Effective Date and on each Contract Anniversary thereafter.

DEATH BENEFIT: The benefit described in the Benefit on Death of Owner section of this Contract.

DEATH BENEFIT COMMENCEMENT DATE: The first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option, or the date a Death Benefit is to be paid in a lump sum.

DEATH BENEFIT VALUATION DATE: The date that Due Proof of Death has been received by us and the earlier to occur of:

        1) our receipt of a Written Request with instructions as to the form of Death Benefit; or
        2)  the Death Benefit Commencement Date.

DUE PROOF OF DEATH:  Any of the following:

        1)  a certified copy of a death certificate;
        2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
        3) any other proof satisfactory to us.

FUND: A management investment company or portfolio thereof, registered under the Investment Company Act of 1940, in which the Separate AccountError! Bookmark not defined. invests.

NET ASSET VALUE: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.

OWNER:  The person(s) identified as such on the Contract Specifications page.

PAYMENT INTERVAL: A monthly, quarterly, annual or other regular interval during the Benefit Payment Period.

PERSON CONTROLLING PAYMENTS: The "Person Controlling Payments" means the following, as the case may be:

        1) with respect to Annuity Benefit payments,
           a)   the Owner, if the Owner has the right to change the payee; or
           b)   in all other cases, the payee; and
        2) with respect to Death Benefit payments,
           a) the Beneficiary;  or
           b) if the Beneficiary is deceased, the payee.

PURCHASE PAYMENT: A contribution amount paid to us in consideration for this Contract, after the deduction of any and all of the following which may apply:

        1)  any fee charged by the person remitting payments for you;
        2)  premium taxes; and/or
        3)  other taxes.

SEPARATE ACCOUNT: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of Ohio.

SUB-ACCOUNT: The Separate Account is divided into Sub-Accounts, each of which is invested in the shares of a designated Fund.

VALUATION PERIOD: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.

WRITTEN REQUEST: Information provided, or a request made, that is complete and satisfactory to us, that is sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be telephonic, and that is received by us at our Administrative Office. A Written Request is subject to any payment made or any action we take before we acknowledge it. A Written Request may be modified or revoked only by a subsequent Written Request, when permitted by the terms of this Contract. You may be required to return this Contract to us in connection with a Written Request.

                               GENERAL PROVISIONS

ENTIRE CONTRACT
We have issued this Contract to the Owner identified on the Contract Specifications page. This Contract is an individual flexible premium deferred variable annuity contract. This Contract is restricted as required to obtain favorable tax treatment under the Code. This Contract, any endorsements to it and the application for it, if any, form the entire Contract between you and us.

Only statements in the application, if any, or statements made elsewhere by you in consideration for this Contract will be used to void your interest under this Contract, or to defend a claim based on it. Such statements are representations and not warranties.

CHANGES - WAIVERS
No changes or waivers of the terms of this Contract are valid unless made in writing by our President, Vice President, or Secretary. No agent or other person not named above has authority to change or waive any provision of this Contract. We reserve the right both to administer and to change the provisions of this Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.

In any event, the Company reserves the right to add or delete Fixed Account options and Sub-Accounts, to substitute shares of a different Fund or different class or series of a Fund for shares held in a Sub-Account, to merge or combine Sub-Accounts, to merge or combine the Separate Account with any other separate account of the Company, to transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance, to convert the Separate Account into a managed separate account, and to de-register the Separate Account under the Investment Company Act of 1940. Any such change will be made in accordance with applicable insurance and securities laws and after obtaining any necessary federal and/or state regulatory approvals.

NONPARTICIPATING
This Contract does not pay dividends or share in the Company's divisible surplus.

MISSTATEMENT
If the age or sex of a person on whose life Benefit Payments are based is misstated, the payments or other benefits under this Contract shall be adjusted to the amount which would have been payable based on the correct age or sex. If we made any underpayments based on any misstatement, the amount of any underpayment with interest shall be immediately paid in one sum. In addition to any other remedies that may be available at law or at equity, we may deduct any overpayments made, with interest, from any succeeding payment(s) due under this Contract.

REQUIRED REPORTS
At least once each Contract Year, we will send you a report of your current values and any other information required by law, until the first to occur of the following:

        1)  the date this Contract is fully surrendered;
        2)  the Annuity Commencement Date; or
        3)  the Death Benefit Commencement Date.

The report will be mailed to your last known address. The reported values will be based on the information in our possession at the time the report is prepared by us. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

EXCLUSIVE BENEFIT
This Contract is for the exclusive benefit of you and your Beneficiaries. Your interest under this Contract is nonforfeitable by us.

STATE LAW
All factors, values, benefits and reserves under this Contract will not be less than those required by the law of the state in which this Contract is delivered.

CLAIMS OF CREDITORS
To the extent allowed by law, your Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

COMPANY LIABILITY
We will not incur any liability or be responsible for any failure, in whole or in part, by you or by any person having rights or benefits arising out of or related to this Contract, to comply with any applicable laws, regulations or rulings issued by a governmental agency.

VOTING RIGHTS
To the extent required by law, we will vote all shares of the Funds held in the Separate Account, at regular and special shareholder meetings of the Funds. The shares will be voted in accordance with instructions received from you, or if applicable, from the Person Controlling Payments. If there is a change in the law which permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.

INCONTESTABILITY
This Contract shall not be contestable by us.

DISCHARGE OF LIABILITY
Upon payment of any partial or full surrender, or any Benefit Payment, we shall be discharged from all liability to the extent of each such payment.

TRANSFER BY THE COMPANY
We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption reinsurance arrangement without your prior consent.

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS
One or more Purchase Payments may be paid to us at any time before the Annuity Commencement Date, so long as:

        1)  you are still living; and
        2)  this Contract has not been fully surrendered.

The initial Purchase Payment must be paid to us on or before the Contract Effective Date. Each Purchase Payment must be paid to us at our Administrative Office, and is subject to any minimums or maximums that we set for such from time to time. Upon request, we will provide you with a receipt as proof of payment.

PURCHASE PAYMENT BONUS
A bonus in the amount of the Purchase Payment bonus rate set forth on the Contract Specifications page multiplied by the amount of the Purchase Payment will be credited to each Purchase Payment received by us. The amount of a Purchase Payment will be determined, solely for purposes of determining the amount of the bonus, without deduction of premium taxes or other taxes. The bonus will be added to and will be deemed part of the Purchase Payment for all purposes under this Contract. Notwithstanding the foregoing, the bonus will not be returned to you if you cancel this Contract under the Right to Cancel provision of this Contract, or if you surrender this Contract in full during the first Contract Year.

ALLOCATION OF PURCHASE PAYMENTS
We will allocate Purchase Payments to the Fixed Account options and/or to the Sub-Accounts according to the instructions we receive by Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to the Fixed Accumulation Account Option or to a Sub-Account is $10. The minimum amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account Option is $2000. The Company may require that Purchase Payments be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.

NO TERMINATION
Except as stated elsewhere in this Contract, this Contract will not be terminated by us due to failure to make additional Purchase Payments.


                                  FIXED ACCOUNT

FIXED ACCOUNT
The Fixed Account is part of the Company's general account. The values of the Fixed Account are not dependent upon the investment performance of the Sub-Accounts.

FIXED ACCOUNT OPTIONS. The Fixed Account options available as of the Contract Effective Date are listed on the Contract Specifications page. Different Fixed Account options may be offered by us at any time.

INTEREST CREDITED. The guaranteed rate of interest for the Fixed Account options is three percent (3%) per year, compounded annually. We may, at any time, pay a current interest rate as declared by our Board of Directors for any of the Fixed Account options that is higher than the guaranteed rate.

The interest rate initially credited to each Purchase Payment allocated to the Fixed Accumulation Account Option will not be changed any sooner than twelve
(12) months following the date on which that Purchase Payment was received; thereafter, the interest rate credited will not be changed more frequently than once per calendar quarter. In the case of transfers from other Fixed Account options or the Sub-Accounts to the Fixed Accumulation Account Option, the interest rate will not be changed more frequently than once per calendar quarter.

The interest rate credited to amounts allocated to the Fixed Account options other than the Fixed Accumulation Account Option will not be changed during the duration of the applicable guarantee period.

RENEWAL. The following RENEWAL provisions apply to all Fixed Account options except the Fixed Accumulation Account Option.

At the end of a guarantee period, and for the thirty (30) days immediately preceding the end of such guarantee period, you may elect a new option to replace the Fixed Account option that is then expiring. The entire amount maturing may be re-allocated to any of the then-current options under this Contract (including the various Sub-Accounts within the Separate Account), except that a Fixed Account option with a guarantee period that would extend past the Annuity Commencement Date may not be selected. In particular, in the case of renewals occurring within one (1) year of such Commencement Date, the only Fixed Account option available is the Fixed Accumulation Account Option.

If you do not specify a new Fixed Account option in accordance with the preceding paragraph, you will be deemed to have selected the same Fixed Account option as is expiring, so long as the guarantee period of such option does not extend beyond the Annuity Commencement Date. In the event that such a period would extend beyond the Annuity Commencement Date, you will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to the Annuity Commencement Date, or, failing that, the Fixed Accumulation Account Option.

Any renewal of a Fixed Account option under this RENEWAL provision will be effective on the day after the expiration of the guarantee period that is then expiring.

FIXED ACCOUNT VALUE
The Fixed Account Value for this Contract at any time is equal to:

        1)  the Purchase Payment(s) allocated to the Fixed Account; plus
        2)  amounts transferred to the Fixed Account; plus
        3)  interest credited to the Fixed Account; less

        4) any charges, surrenders, deductions, amounts transferred from the Fixed Account or other adjustments made as described elsewhere in this Contract.

                                SEPARATE ACCOUNT

GENERAL DESCRIPTION
The variable benefits under this Contract are provided through the Separate Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the accumulations thereon remain the property of the Company, but that portion of the assets of the Separate Account that is equal to the reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account is not chargeable with liabilities arising out of any other business of the Company. The Company is not, and does not hold itself out to be, a trustee in respect of such amounts.

We have the right to transfer to our general account, in our sole discretion and at any time without prior written notice, any assets of the Separate Account which are in excess of the required reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account.

SUB-ACCOUNTS OF THE SEPARATE ACCOUNT
The assets of the Separate Account are divided into Sub-Accounts. The Sub-Accounts available as of the Contract Effective Date are listed on the Contract Specifications page. Each Sub-Account is invested exclusively in shares of an underlying Fund as shown on the Contract Specifications page. Any amounts of income and any gains on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value.

VALUATION OF ASSETS
Shares of Funds held by each Sub-Account will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.

VARIABLE ACCOUNT VALUE
Purchase Payment(s) may be allocated among and, as described elsewhere in this Contract, Account values may be transferred to the various Sub-Accounts within the Separate Account. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period during which the Purchase Payment(s) or transferred amount is received.

The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:

        1)  transfer from a Sub-Account;
        2)  full or partial surrender of the Variable Account Value;
        3)  payment of a Death Benefit;
        4)  application of the Variable Account Value to a settlement option;
        5)  deduction of the Contract Maintenance Fee; or
        6)  deduction of any Transfer Fee.

Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or an applicable Commencement Date, or the end of the Valuation Period on which the Contract Maintenance Fee or Transfer Fee is due, as the case may be.

The Variable Account Value for this Contract at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to this Contract multiplied by the Accumulation Unit Value for each Sub-Account at the end of the preceding Valuation Period.

ACCUMULATION UNIT VALUE
The initial Accumulation Unit Value for each Sub-Account, with the exception of the Money Market Sub-Account, was set at $10.00. The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.

The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the Accumulation Unit Value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

        1) is equal to:

            a) the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus
            b) the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus
            c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;

        2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the immediately preceding Valuation Period; and
        3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.

                                    TRANSFERS

Prior to the applicable Commencement Date, you may transfer amounts in a Sub-Account to a different Sub-Account and/or one or more of the Fixed Account options.

After the first Contract Anniversary, and prior to the applicable Commencement Date, you may transfer amounts from any Fixed Account option to any other Fixed Account option and/or one or more of the Sub-Accounts. If a transfer is being made from a Fixed Account option pursuant to the RENEWAL provision of this Contract, then the entire amount of that Fixed Account option subject to renewal at that time may be transferred. In any other case, transfers from a Fixed Account option are subject to a cumulative limit during each Contract Year of twenty percent (20%) of the Fixed Account option's value as of the most recent Contract Anniversary.

Amounts previously transferred from Fixed Account options to the Sub-Accounts may not be transferred back to the Fixed Account options for a period of six (6) months from the date of transfer.

The minimum transfer amount for any transfer is $500. The number of transfers per year over which we will charge a Transfer Fee on each additional transfer, and the amount of the Transfer Fee, are shown on the Contract Specifications page.

We reserve the right, in our sole discretion and at any time without prior notice, to terminate, suspend or modify the transfer privileges described above.

                                FEES AND CHARGES

MORTALITY AND EXPENSE RISK CHARGE
The Mortality and Expense Risk Charge is shown on the Contract Specifications page and is deducted daily from each Sub-Account. This deduction is made to compensate the Company for assuming the mortality and expense risks under this Contract.

ADMINISTRATION CHARGE
The Administration Charge is shown on the Contract Specifications page and is deducted daily from each Sub-Account. This deduction is made to reimburse the Company for expenses incurred in the administration of this Contract and the Separate Account.

CONTRACT MAINTENANCE FEE
The Contract Maintenance Fee ("Fee") is shown on the Contract Specifications page and is deducted as of the Valuation Period next following each Contract Anniversary prior to the applicable Commencement Date. In addition, the full annual Fee will be deducted at the time of a full surrender. The Fee will be allocated to each Sub-Account in the same proportion as each Sub-Account's value is to the total Variable Account Value as of the end of such Valuation Period. The Fee does not apply to the Fixed Account.

After the applicable Commencement Date, if a Variable Dollar Benefit is elected, the Fee will be deducted pro-rata from each Benefit Payment and will result in a reduction in the amount of such payment.

The Fee may be waived in whole or in part in our sole discretion.


                                   SURRENDERS

SURRENDERS
You may surrender this Contract in full for the Surrender Value, or partial surrenders may be made for a lesser amount, by Written Request at any time prior to the Annuity Commencement Date. The amount of any partial surrender must be at least $500. A partial surrender cannot reduce your Surrender Value to less than $500. Surrenders will be deemed to be withdrawn first from the portion of the Surrender Value that represents your Accumulated Earnings and then from Purchase Payments. For purposes of this Contract, Purchase Payments are deemed to be withdrawn on a "first-in, first-out" (FIFO) basis.

The amount available for surrender will be the Surrender Value at the end of the Valuation Period in which the Written Request is received.

SURRENDER VALUE
The Surrender Value at any time is an amount equal to:

        1) the Account Value as of the end of the applicable Valuation Period; less
        2) during the first Contract Year, the amount of the bonus(es) credited to Purchase Payment(s); less
        3)  any applicable Contingent Deferred Sales Charge; less
        4)  any outstanding loans; and less
        5)  any applicable premium tax or other taxes not previously deducted.

On full surrender, a full Contract Maintenance Fee will also be deducted as part of the calculation of the Surrender Value. Upon payment of the Surrender Value to you this Contract will be terminated. Any bonus amounts which were credited to your Account Value will be forfeited upon a full surrender of the Surrender Value during the first Contract Year.

CONTINGENT DEFERRED SALES CHARGE
A full or partial surrender may be subject to a Contingent Deferred Sales Charge as set forth on the Contract Specifications page. The Contingent Deferred Sales Charge applies to and is calculated separately for each Purchase Payment.

Surrenders will result in the cancellation of Accumulation Units from each applicable Sub-Account(s) and/or a reduction of your Fixed Account Value. In the case of a full surrender, this Contract will be terminated. The Contingent Deferred Sales Charge may be waived in whole or in part in our sole discretion.

FREE WITHDRAWAL PRIVILEGE
Subject to the provisions of this Contract, we will waive the Contingent Deferred Sales Charge, to the extent applicable, on full or partial surrenders as follows:

        1) during the first Contract Year, on an amount equal to not more than the applicable percentage (shown on the Contract Specifications page) of all Purchase Payments received; and

        2) during the second and succeeding Contract Years, on an amount equal to the greater of:

            a)  Accumulated Earnings, or

            b) not more than the applicable percentage (shown on the Contract Specifications page) of the Account Value as of the last Contract Anniversary.

The Free Withdrawal Privilege will be applied in each case to monies in the order in which they are deemed withdrawn, as described in the SURRENDERS provision of this Contract.

DEFERRAL OF PAYMENT
The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:

        1) when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or

        2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

            a) the disposal of securities in the Separate Account is not reasonably practicable; or

            b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or

        3) when the Securities and Exchange Commission so permits for the protection of security holders.

The Company further reserves the right to delay payment of a partial or full surrender of the Fixed Account Value for up to six (6) months after we receive your Written Request.


                              OWNERSHIP PROVISIONS

OWNERSHIP OF SEPARATE ACCOUNT
The Company has absolute ownership of the assets in the Separate Account. The Company is not, and does not hold itself out to be, a trustee in respect of any amounts under the Separate Account.

OWNER
The Owner of this Contract is the person or persons shown as Owner on the Contract Specifications page, or the person or persons you designate under the TRANSFER OF OWNERSHIP provision of this Contract.

Unless otherwise stated, the Owner may exercise all ownership rights under this Contract.

If you or the joint owner is a non-natural person, then the age of the eldest Annuitant will be treated as the age of such Owner for all purposes under this Contract.

JOINT OWNERSHIP
Two owners may jointly own this Contract. Joint owners may independently exercise transfers among the Sub-Accounts and the Fixed Account options. In addition, joint owners may independently designate Purchase Payment allocations. All other rights of ownership must be exercised by joint action.

ASSIGNMENT
You may assign all or any part of your rights under this Contract except your rights to:

        1)  designate or change a Beneficiary;
        2)  designate or change an Annuitant;
        3)  transfer ownership; and
        4)  elect a settlement option.

The person to whom you make an assignment is called an assignee.

We are not responsible for the validity of any assignment. An assignment must be in writing and must be received at our Administrative Office. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action we take before we acknowledge it. An assignment may be ended only by the assignee or as provided by law.

The rights of an assignee, including the right to any distribution under this Contract, come before the rights of any Owner, Annuitant, Beneficiary or other payee.

TRANSFER OF OWNERSHIP
You may transfer ownership at any time during your lifetime. Any such transfer is subject to the following:

        1) it must be made by Written Request; and
        2) unless otherwise elected or required by law, it will not cancel a designation of an Annuitant or Beneficiary or any settlement option election previously made.

SUCCESSOR OWNER
By Written Request, your spouse may, in some cases, succeed to the ownership of this Contract after your death. Specifically, if you die and your spouse is the surviving joint owner or sole surviving Beneficiary under this Contract, he or she will become the Successor Owner of this Contract if:

        1)  you make that Written Request before your death; or
        2) after your death,  your spouse makes that Written  Request within one
           (1) year of your  death and  before  the Death  Benefit  Commencement
           Date.

As Successor Owner, your spouse will then succeed to all rights of ownership under this Contract except the right to name another Successor Owner.

COMMUNITY PROPERTY
If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.


                              ANNUITANT PROVISIONS

ANNUITANT
The Annuitant is the person or persons designated on the Contract Specifications page, or under the CHANGE OF ANNUITANT provision of this Contract. Two or more Annuitants may jointly be the persons on whose lives Annuity Benefit payments are based.

An Annuitant designation may be joint or contingent or both. A contingent Annuitant will be the person on whose life Annuity Benefit payments are based only if there is no surviving primary Annuitant.

DEATH OF ANNUITANT (OTHER THAN OWNER)
If an Annuitant who is not an Owner dies before the Annuity Commencement Date, then:

        1) if there is one or more surviving joint Annuitant(s), such survivor or survivors will continue as the sole or joint Annuitant(s) under the Contract, as the case may be; or
        2) if there is no surviving joint Annuitant(s), any surviving contingent Annuitant(s) will become the sole or joint Annuitant(s) under the Contract, as the case may be; or

        3) if there is no surviving joint or contingent Annuitant(s), the Owner or joint owners will become the sole or joint Annuitant(s), as the case may be.

If you or the joint owner, if any, is a non-natural person, then the death of an Annuitant before the Annuity Commencement Date will be treated as the death of the Owner for all purposes under this Contract.

CHANGE OF ANNUITANT
You may change the Annuitant at any time before the Annuity Commencement Date, except that no change of Annuitant may be made if you or the joint owner, if any, is a non-natural person.

Any such change is subject to the following:

        1)  it must be made by Written Request; and
        2) unless otherwise elected or required by law, it will not cancel a designation of a Beneficiary or any settlement option election previously made.


                             BENEFICIARY PROVISIONS

BENEFICIARY
If there is a joint owner and that joint owner survives you, that joint owner is the Beneficiary, regardless of any designation made by you. If there is no surviving joint owner, the Beneficiary is the person or persons so designated in the application, if any, or under the CHANGE OF BENEFICIARY provision of this Contract. If you have not designated a Beneficiary, or if no Beneficiary designated by you survives you, then the Beneficiary will be your estate.

A Beneficiary will be deemed not to have survived you if he or she dies within thirty (30) days after your death.

A beneficiary designation may be joint or contingent or both. Unless otherwise stated, joint Beneficiaries will be entitled to equal shares. A contingent Beneficiary will be entitled to a benefit only if there is no surviving primary Beneficiary.

CHANGE OF BENEFICIARY
Unless you have designated an irrevocable Beneficiary, you may change your designation of a Beneficiary at any time before the Annuity Commencement Date.

Any such change is subject to the following:

        1)  it must be made by Written Request; and
        2) unless otherwise elected or required by law, it will not cancel a designation of an Annuitant or any settlement option election previously made.


                      BENEFIT ON ANNUITY COMMENCEMENT DATE

ANNUITY COMMENCEMENT DATE
The Annuity Commencement Date is shown on the Contract Specifications page. You may change the Annuity Commencement Date by Written Request made at least thirty
(30) days prior to the date that Annuity Benefit payments are scheduled to begin. Unless the Company agrees otherwise, the Annuity Commencement Date cannot be later than the Contract Anniversary following the 85th birthday of the eldest of you or the joint owner, if any, or five (5) years after the Contract Effective Date, whichever is later.

ANNUITY BENEFIT PAYMENTS
An amount equal to the Account Value (after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) will be used to provide Annuity Benefit payments under this Contract commencing on or after the Annuity Commencement Date.

Annuity Benefit payments will be made to the Annuitant as payee. In lieu of that, you may elect by Written Request to have Annuity Benefit payments made to you as payee. Any Annuity Benefit amounts remaining payable on the death of the payee will be paid to the contingent payee designated by you by Written Request. We may reject the naming of a non-natural payee. You may designate or change the payee or contingent payee after the Annuity Commencement Date only if:

        1)  you are the payee, or
        2) you reserve that right, by Written Request, on or before the Annuity Commencement Date; or
        3) you reserve that right, by Written Request, when designating another person as payee or contingent payee.

In any event, the Annuitant will be the person on whose life any Annuity Benefit payments are based, and no change of payee or contingent payee at any time will change this.

If no payee or contingent payee designated by you is surviving at the time payment is to be made, then any Annuity Benefit amounts remaining payable will be paid to the person or persons designated as contingent payee by Written Request by the last payee who received payments. Failing that, any such amounts will be paid to the estate of the last payee who received payments.

FORM OF ANNUITY BENEFIT
Annuity Benefit payments will be Fixed Dollar Benefit payments, made monthly in accordance with the terms of Option B with a fixed period of one hundred twenty
(120) months under the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, you may elect to have Annuity Benefit payments made pursuant to any other available settlement option under the SETTLEMENT OPTIONS section of this Contract. Any such election must be made by Written Request before the Annuity Commencement Date, and is subject to the CONTRACT DISTRIBUTION RULES section of this Contract. You may change your election of a settlement option by Written Request made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.


                            BENEFIT ON DEATH OF OWNER

DEATH BENEFIT
A Death Benefit will be paid under this Contract if:

        1) you or the joint owner, if any, dies before the Annuity Commencement Date and before this Contract is fully surrendered;
        2) the Death Benefit Valuation Date has occurred; and 3) a spouse does not become the Successor Owner.

If a Death Benefit becomes payable:

        1)  it will be in lieu of all other benefits under this Contract; and
        2) all other rights under this Contract will be terminated except for rights related to the Death Benefit.

Death Benefit payments shall be made to the Beneficiary as payee. In lieu of that, after the death of the Owner, a Beneficiary which is a non-natural person may elect to have Death Benefit payments made to a payee to whom the Beneficiary is obligated to make corresponding payments of a death benefit. Any such election by a non-natural person as Beneficiary shall be by Written Request, and may be made or changed at any time.

The Beneficiary will be the person on whose life any Death Benefit payments under a settlement option are based. However, if the Beneficiary is a non-natural person, then any payments under a life option will be based on the life of a person to whom the Beneficiary is obligated, who must be designated by the Beneficiary by Written Request before the Death Benefit Commencement Date.

Any Death Benefit amounts remaining payable on the death of the Beneficiary will be paid:

        1) to any contingent payee designated by you as part of any Death Benefit settlement option election made by you, or if none is surviving at the time payment is to be made; then
        2) to any contingent payee designated by the Beneficiary by Written Request, or if none is surviving at the time payment is to be made; then
        3) to the estate of the last payee who received payments.

In any event, if the Beneficiary is a non-natural person, any Death Benefit amounts remaining payable on the death of the payee will be paid to any contingent payee designated by the Beneficiary by Written Request, or if none is surviving at the time payment is to be made, then to the Beneficiary.

Only one Death Benefit will be paid under this Contract.

DEATH BENEFIT AMOUNT
The Death Benefit will be an amount equal to the greater of:

        1)  the Account Value as of the Death Benefit Valuation Date; or
        2) one hundred percent (100%) of the Purchase Payment(s) received by us, including the Purchase Payment bonus(es) credited thereto, less any amounts returned to you and any Contingent Deferred Sales Charges that applied to those amounts.

As of the Death Benefit Valuation Date, the amount of the Death Benefit will be allocated among the Sub-Accounts and Fixed Account options in the same proportion as each Account's value is to the total Account Value as of the end of the Valuation Period immediately preceding the Death Benefit Valuation Date.

Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the Death Benefit amount described above.

TRANSFERS AFTER DEATH
Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, the Beneficiary may transfer funds among Sub-Accounts and Fixed Account options as described under the TRANSFERS section of this Contract.

DEATH BENEFIT COMMENCEMENT DATE
The Beneficiary may designate the Death Benefit Commencement Date by Written Request within one (1) year of your death. If no designation is made, then the Death Benefit Commencement Date will be one (1) year after your death.

FORM OF DEATH BENEFIT
Payments under the DEATH BENEFIT provision of this Contract will be Fixed Dollar Benefit payments made monthly in accordance with the terms of Option A with a period certain of forty-eight (48) months under the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, you may elect at any time before your death to have payments under the DEATH BENEFIT provision of this Contract made in one lump sum or pursuant to any available settlement option under the SETTLEMENT OPTIONS section of this Contract. If you do not make any such election, the Beneficiary may make that election at any time after your death and before the Death Benefit Commencement Date.

You may change your election of a settlement option at any time before your death.

If a Beneficiary elects a settlement option as noted above, he or she may change his or her own election of a settlement option by Written Request made at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.

Any election or change of election must be made by Written Request, and is subject to the CONTRACT DISTRIBUTION RULES section of this Contract.

                                 CONTRACT DISTRIBUTION RULES

RULES BEFORE ANNUITY COMMENCEMENT DATE
If you or the joint owner, if any, dies before the Annuity Commencement Date, the Death Benefit under the BENEFIT ON DEATH OF OWNER section of this Contract must be paid either:

        1)  in full within five (5) years of such death; or
        2) over the life of the Beneficiary or over a period certain not exceeding his or her life expectancy, with payments at least annually starting within one (1) year of such death.

However, if your spouse becomes the Successor Owner of this Contract after your death, then:

        1)  this rule will not apply at the time of your death; and
        2) if your spouse later dies before the Annuity Commencement Date, this rule will apply upon the death of your spouse, with your spouse being treated as the Owner for purposes of this rule.

RULES ON OR AFTER ANNUITY COMMENCEMENT DATE
If the Person Controlling Payments under this Contract on or after the Annuity Commencement Date dies on or after that date, any amount remaining payable under this Contract at the time of his or her death must be paid at least as rapidly as payments were being made at the time of such death.

RULES ON OR AFTER DEATH BENEFIT COMMENCEMENT DATE
If the Beneficiary dies on or after the Death Benefit Commencement Date, any amount remaining payable under this Contract at the time of his or her death must be paid at least as rapidly as payments were being made at the time of such death.

                               SETTLEMENT OPTIONS

CONDITIONS
Benefit Payments under a settlement option are subject to any minimum amounts, Payment Intervals, and other terms or conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or Payment Intervals to conform with the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.

All elected settlement options must comply with current applicable laws, regulations and rulings issued by any governmental agency.

If more than one person is the payee under a settlement option, payments will be made to the payees jointly. No more than two persons may be initial payees under any joint and survivor settlement option.

If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age and/or sex of any person on whose life Benefit Payments are based.

BENEFIT PAYMENTS
Benefit Payments may be calculated and paid:

        1)  as a Fixed Dollar Benefit;
        2)  as a Variable Dollar Benefit; or
        3)  as a combination of both.

If only a Fixed Dollar Benefit is to be paid, we will transfer all of the Account Value to the Company's general account on the applicable Commencement Date, or on the Death Benefit Valuation Date (if applicable). Similarly, if only a Variable Dollar Benefit is elected, we will transfer all of the Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the applicable Commencement Date; we will allocate the amount applied to a Variable Dollar Benefit among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar

Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve (12) months, the Person Controlling Payments may, no more than once each twelve (12) months thereafter, transfer all or part of the Benefit Units upon which the Variable Dollar Benefit is based from the Sub-Account(s) then held, to Benefit Units in different Sub-Account(s).

If a Variable Dollar Benefit is elected, the amount to be applied under that benefit is the Variable Account Value as of the end of the Valuation Period immediately preceding the applicable Commencement Date. If a Fixed Dollar Benefit is to be paid, the amount to be applied under that benefit is the Fixed Account Value as of the applicable Commencement Date, or as of the Death Benefit Valuation Date (if applicable).

FIXED DOLLAR BENEFIT
Fixed Dollar Benefit payments are determined by multiplying the Fixed Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the settlement option elected. Fixed Dollar Benefit payments will remain level for the duration of the Benefit Payment Period.

If at the time a Fixed Dollar Benefit is elected, we have available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and shall not change for as long as that election remains in force.

VARIABLE DOLLAR BENEFIT
The first monthly Variable Dollar Benefit payment is equal to your Variable Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) as of the end of the Valuation Period immediately preceding the applicable Commencement Date multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Benefit Payment option elected less the pro-rata portion of the Contract Maintenance Fee.

The number of Benefit Units in each Sub-Account held by you is determined by dividing the dollar amount of the first monthly Variable Dollar Benefit payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the applicable Commencement Date. The number of Benefit Units remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts after the applicable Commencement Date.

The dollar amount of the second and any subsequent Variable Dollar Benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from month to month. The total amount of the second and any subsequent Variable Dollar Benefit payment will be equal to the sum of the payments from each Sub-Account less a pro-rata portion of the Contract Maintenance Fee.

The payment from each Sub-Account is found by multiplying the number of Benefit Units held in each Sub-Account by the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.

The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. Thereafter, the value of a Benefit Unit for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as set forth above under the ACCUMULATION UNIT VALUE provision of this Contract, for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of three percent (3%) per year, compounded annually, that is reflected in the Settlement Option Tables.

LIMITATION ON ELECTION OF SETTLEMENT OPTION
Fixed periods shorter than five (5) years are not available, except as a Death Benefit settlement option.

SETTLEMENT OPTION COMPUTATIONS
The 1983 Individual Annuity Mortality Table with interest at three percent (3%) per year, compounded annually, is used to compute all guaranteed settlement option factors, values, and benefits under this Contract.

AVAILABLE SETTLEMENT OPTIONS
The available settlement options are set out below.

OPTION A  Income for a Fixed Period

        We will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial Payment Interval. The maximum time over which payments will be made by us or money will be held by us is thirty (30) years. The Option A Table applies to this Option.

OPTION B  Life Annuity with Payments for at Least a Fixed Period

        We will make periodic payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Tables apply to this Option.

OPTION C  Joint and One-half Survivor Annuity

        We will make periodic payments until the death of the primary person on whose life Benefit Payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Tables apply to this Option.

OPTION D  Life Annuity

        We will make periodic payments until the death of the person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option D Tables apply to this Option.

OPTION E  Any Other Form

        We will make periodic payments in any other form of settlement option which is acceptable to us at the time of an election.

SETTLEMENT OPTION TABLES
The Option Tables show the payments we will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate. Amounts may vary with the Payment Interval and the sex and age of the person on whose life Benefit Payments are based.

                          OPTION A TABLE - INCOME  FOR A FIXED  PERIOD  Payments
                 for fixed number of years for each $1,000 applied.


-------------------------------------------------------------------------------------------------------------
TERMS                                TERMS                                TERMS
OF                                     OF                                  OF
PAY-            SEMI-  QUAR-          PAY-          SEMI-  QUAR-          PAY-          SEMI-   QUAR-
ENTS   ANNUAL  ANNUAL  TERLY MONTHLY  MENTS ANNUAL ANNUAL  TERLY MONTHLY  MENTS  ANNUAL ANNUAL  TERLY MONTHLY
-------------------------------------------------------------------------------------------------------------

 YEARS                               YEARS                                YEARS
   6   184.60  91.62  45.64   15.18   11  108.08  53.64    26.72   8.88    16    79.61   39.51  19.68   6.54
   7   160.51  79.66  39.68   13.20   12  100.46  49.86    24.84   8.26    17    75.95   37.70  18.78   6.24
   8   142.46  70.70  35.22   11.71   13   94.03  46.67    23.25   7.73    18    72.71   36.09  17.98   5.98
   9   128.43  63.74  31.75   10.56   14   88.53  43.94    21.89   7.28    19    69.81   34.65  17.26   5.74
  10   117.23  58.18  28.98   9.64    15   83.77  41.57    20.71   6.89    20    67.22   33.36  16.62   5.53

-------------------------------------------------------------------------------------------------------------

                         OPTION B TABLES - LIFE ANNUITY
                    With Payments For At Least A Fixed Period

                  ------ ------------- ------------ ------------- -------------
                  MALE    60 MONTHS    120 MONTHS    180 MONTHS    240 MONTHS
                  ------ ------------- ------------ ------------- -------------
                   AGE
                  ------ ------------- ------------ ------------- -------------
                   55       $4.68        $4.62         $4.53         $4.39
                   56        4.78         4.72          4.61          4.45
                   57        4.89         4.82          4.69          4.51
                   58        5.00         4.92          4.78          4.58
                   59        5.12         5.03          4.87          4.64
                   60        5.25         5.14          4.96          4.71
                   61        5.39         5.26          5.06          4.78
                   62        5.53         5.39          5.16          4.84
                   63        5.69         5.52          5.26          4.90
                   64        5.85         5.66          5.36          4.96
                   65        6.03         5.81          5.46          5.02
                   66        6.21         5.96          5.56          5.08
                   67        6.41         6.11          5.66          5.13
                   68        6.62         6.28          5.76          5.18
                   69        6.84         6.44          5.86          5.23
                   70        7.07         6.61          5.96          5.27
                   71        7.32         6.78          6.05          5.31
                   72        7.58         6.96          6.14          5.34
                   73        7.85         7.14          6.23          5.37
                   74        8.14         7.32          6.31          5.40
                  ------ ------------- ------------ ------------- -------------


                 ---------------------------------------------------------------
                 FEMALE   60 MONTHS    120 MONTHS    180 MONTHS    240 MONTHS
                 ---------------------------------------------------------------
                   AGE
                 ---------------------------------------------------------------
                   55       $4.25         $4.22         $4.18         $4.10
                   56        4.33          4.30          4.25          4.17
                   57        4.41          4.38          4.32          4.23
                   58        4.50          4.47          4.40          4.30
                   59        4.60          4.56          4.48          4.37
                   60        4.70          4.66          4.57          4.44
                   61        4.81          4.76          4.66          4.51
                   62        4.93          4.86          4.75          4.58
                   63        5.05          4.98          4.85          4.65
                   64        5.18          5.10          4.95          4.72
                   65        5.32          5.22          5.05          4.79
                   66        5.47          5.36          5.16          4.86
                   67        5.63          5.50          5.26          4.93
                   68        5.80          5.65          5.37          5.00
                   69        5.98          5.80          5.49          5.06
                   70        6.18          5.96          5.60          5.12
                   71        6.39          6.14          5.71          5.18
                   72        6.62          6.31          5.83          5.23
                   73        6.86          6.50          5.94          5.28
                   74        7.12          6.69          6.04          5.32
                 ---------------------------------------------------------------

              OPTION C TABLES - JOINT AND ONE-HALF SURVIVOR ANNUITY
     Monthly payments for each $1,000 of proceeds by ages of persons named.*

---------- -------------------------------------------------------------------------------------

  Male                                     Female Secondary Age
---------- ------- ------- ------- ------- ------ ------- ------- ------- ------- ------ -------
Primary
   Age       60      61      62      63     64      65      66      67      68     69      70
---------- ------- ------- ------- ------- ------ ------- ------- ------- ------- ------ -------

   60      $4.70   $4.73   $4.76   $4.79   $4.82  $4.85   $4.88   $4.91   $4.94   $4.96  $4.99
   61       4.78    4.81    4.84    4.88   4.91    4.94    4.97    5.00    5.03   5.06    5.09
   62       4.86    4.89    4.93    4.96   5.00    5.03    5.07    5.10    5.13   5.16    5.19
   63       4.94    4.97    5.01    5.05   5.09    5.13    5.16    5.20    5.24   5.27    5.31
   64       5.02    5.06    5.10    5.14   5.18    5.23    5.27    5.31    5.34   5.38    5.42
   65       5.10    5.15    5.19    5.24   5.28    5.33    5.37    5.41    5.46   5.50    5.54
   66       5.19    5.24    5.28    5.33   5.38    5.43    4.84    5.52    5.57   5.62    5.66
   67       5.28    5.33    5.38    5.43   5.48    5.53    5.59    5.64    5.69   5.74    5.79
   68       5.37    5.42    5.48    5.53   5.59    5.64    5.70    5.75    5.81   5.86    5.92
   69       5.46    5.52    5.57    5.63   5.69    5.75    5.81    5.87    5.93   5.99    6.05
   70       5.55    5.61    5.67    5.74   5.80    5.86    5.93    5.99    6.06   6.12    6.19

---------- ------- ------- ------- ------- ------ ------- ------- ------- ------- ------ -------


*Payments after the death of the Primary Payee will be one-half (1/2) of the amount shown.


     Monthly payments for each $1,000 of proceeds by ages of persons named.*



-------------------------------------------------------------------------------------------------
   Male                                     Female Primary Age
 --------  --------------------------------------------------------------------------------------
 Secondary
    Age      60      61      62      63      64     65      66      67      68     69      70
-------------------------------------------------------------------------------------------------

    60      $4.46   $4.54   $4.62   $4.71   $4.79  $4.88   $4.98   $5.07   $5.17  $5.27   $5.38
    61       4.48    4.56    4.65    4.73    4.82   4.91    5.01    5.11    5.21   5.31    5.42
    62       4.50    4.58    4.67    4.75    4.85   4.94    5.04    5.14    5.25   5.36    5.47
    63       4.52    4.60    4.69    4.78    4.87   4.97    5.07    5.17    5.28   5.40    5.51
    64       4.53    4.62    4.71    4.80    4.90   5.00    5.10    5.21    5.32   5.44    5.56
    65       4.55    4.63    4.72    4.82    4.92   5.02    5.13    5.24    5.35   5.48    5.60
    66       4.56    4.65    4.74    4.84    4.94   5.05    5.16    5.27    5.39   5.51    5.64
    67       4.57    4.66    4.76    4.86    4.96   5.07    5.18    5.30    5.42   5.55    5.68
    68       4.59    4.68    4.78    4.88    4.98   5.09    5.21    5.33    5.45   5.59    5.72
    69       4.60    4.69    4.79    4.89    5.00   5.11    5.23    5.36    5.48   5.62    5.76
    70       4.61    4.70    4.80    4.91    5.02   5.13    5.25    5.38    5.51   5.65    5.80

-------------------------------------------------------------------------------------------------


*Payments after the death of the Primary Payee will be one-half (1/2) of the amount shown.

                 OPTION D TABLES - LIFE ANNUITY Monthly payments
                            for each $1,000 applied.

------------ -------- --------- -------- --------- --------- -------- ----------
   MALE
    AGE                  AGE                AGE                 AGE
------------ -------- --------- -------- --------- --------- -------- ----------
    55       $4.70      60      5.28       65       6.10      70       7.23
             -------- --------- -------- --------- --------- -------- ----------
    56       4.80       61      5.42       66       6.29      71       7.51
             -------- --------- -------- --------- --------- -------- ----------
    57       4.91       62      5.57       67       6.50      72       7.80
             -------- --------- -------- --------- --------- -------- ----------
    58       5.03       63      5.74       68       6.73      73       8.12
             -------- --------- -------- --------- --------- -------- ----------
    59       5.15       64      5.91       69       6.97      74       8.45
------------ -------- --------- -------- --------- --------- -------- ----------



--------------------------------------------------------------------------------
   FEMALE
    AGE                 AGE                 AGE                 AGE
--------------------------------------------------------------------------------
     55      $4.25      60      4.72        65      5.35        70       6.25
             -------------------------------------------------------------------
             -------------------------------------------------------------------
     56       4.34      61      4.83        66      5.51        71       6.47
             -------------------------------------------------------------------
             -------------------------------------------------------------------
     57       4.42      62      4.95        67      5.67        72       6.71
             -------------------------------------------------------------------
             -------------------------------------------------------------------
     58       4.52      63      5.07        68      5.85        73       6.97
             -------------------------------------------------------------------
             -------------------------------------------------------------------
     59       4.61      64      5.21        69      6.04        74       7.26
--------------------------------------------------------------------------------


Upon request, we will provide information on the payments that we will make for other Payment Intervals, gender combinations, and ages.

                                        [GRAPHIC OMITTED]
                  INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               Nonparticipating - No Dividends
                                      NON-TAX-QUALIFIED